                                                                          Northern Illinois Gas Company
                                                                          Form 10-Q
                                                                          Exhibit 12.01


                                      NORTHERN ILLINOIS GAS COMPANY
                     COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                               (Thousands)

                                           Twelve
                                        Months Ended
                                          March 31                    Year Ended December 31
                                            1996        1995      1994      1993      1992      1991

Earnings available to cover fixed charges:

 Net income                             $  89,782    $  85,448 $  93,078 $  94,935  $  91,239 $  91,368

 Add:  Income taxes                        54,162       49,881    50,958    52,890     49,578    47,664

       Fixed charges                       39,663       39,400    37,729    40,960     41,648    40,969

       Allowance for funds used
          during construction                (911)        (911)     (151)      (64)      (915)     (700)

 Total                                  $ 182,696    $ 173,818 $ 181,614 $ 188,721  $ 181,550 $ 179,301


Fixed charges:

 Interest on debt                       $  38,226    $  38,129 $  36,726 $  38,949  $  39,773 $  36,270

 Other interest charges and
    amortization of debt discount,
    premium and expense, net                1,437        1,271     1,003     2,011      1,875     4,699

 Total                                  $  39,663    $  39,400 $  37,729 $  40,960  $  41,648 $  40,969


Ratio of earnings to fixed charges           4.61         4.41      4.81      4.61       4.36      4.38